EXHIBIT 99.1

SUNOCO LOGISTICS PARTNERS L.P. TO ACQUIRE COLUMBUS, OHIO REFINED
PRODUCTS TERMINAL

     PHILADELPHIA, October 18, 2004 – Sunoco Logistics Partners L.P. (NYSE: SXL) announced today that it has signed a definitive agreement with Midwest Terminal Company, a wholly-owned subsidiary of Certified Oil Company, to purchase a refined products terminal located in Columbus, Ohio for approximately $8 million. Total storage is approximately 160 thousand barrels of shell capacity with customers consisting of Sunoco, Inc. and other third parties. Closing of the transaction is expected within the next 60 days, subject to customary closing conditions.

     “We are pleased to announce the addition of this new asset to our portfolio of terminals,” said Deborah M. Fretz, President and Chief Executive Officer of Sunoco Logistics. “We expect this acquisition to be immediately accretive upon the closing of the transaction.”

     Sunoco Logistics Partners L.P. (NYSE: SXL), headquartered in Philadelphia, was formed to acquire, own and operate substantially all of Sunoco, Inc.’s refined product and crude oil pipelines and terminal facilities. The Eastern Pipeline System consists of approximately 1,900 miles of primarily refined product pipelines and interests in four refined products pipelines, consisting of a 9.4 percent interest in Explorer Pipeline Company, a 31.5 percent interest in Wolverine Pipe Line Company, a 12.3 percent interest in West Shore Pipe Line Company and a 14.0 percent interest in Yellowstone Pipe Line Company. The Terminal Facilities consist of 8.8 million barrels of refined product terminal capacity and 16.0 million barrels of crude oil terminal capacity (including 12.5 million barrels of capacity at the Texas Gulf Coast Nederland Terminal). The Western Pipeline System consists of approximately 2,700 miles of crude oil pipelines, located principally in Oklahoma and Texas and a 43.8 percent interest in the West Texas Gulf Pipe Line Company. For additional information visit Sunoco Logistics’ web site at www.sunocologistics.com.

     NOTE: Those statements made in this release that are not historical facts are forward-looking statements. Although Sunoco Logistics Partners L.P. (the “Partnership”) believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and necessarily involve risks that may affect the Partnership’s business prospects and performance causing actual results to differ from those discussed in the foregoing release. Such risks and uncertainties include, by way of example and not of limitation: whether or not the transaction described in the foregoing news release will be consummated; whether or not such transaction will be cash flow accretive; increased competition; changes in demand for crude oil and refined products that we store and distribute; changes in demand for crude oil and refined products that we store and distribute; changes in operating conditions and costs; changes in the level of environmental remediation spending; potential equipment malfunction; potential labor relations problems; the legislative or regulatory environment; plant construction/repair delays; nonperformance by major customers or suppliers; and political and economic conditions, including the impact of potential terrorist acts and international hostilities. These and other applicable risks and uncertainties have been described more fully in the Partnership’s June 30, 2004 Form 10-Q filed with the Securities and Exchange Commission on August 5, 2004. The Partnership undertakes no obligation to update any forward-looking statements in this release, whether as a result of new information or future events.

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